NEWS RELEASE

JONES SODA CO. ANNOUNCES FIRST QUARTER 2005 FINANCIAL RESULTS

April 28, 2005	Trading Symbol:	TSXVE: OTC:	JSD JSDA

Seattle, Washington U.S.A. – Jones Soda Co. (the “Company” or “Jones”), today announced financial results for the first quarter ended March 31, 2005.

Revenue for the first quarter of fiscal 2005 increased 18.5% to $6,874,176 compared to $5,802,247 for the first quarter of fiscal 2004. Net earnings were $16,928 or $0.00 per basic diluted share, for the first quarter of fiscal 2005, versus net earnings of $287,057, or $0.01 per basic and diluted share, for the same period last year.

Gross margin for the first quarter fiscal ended March 31, 2005 was 32.5% compared to 33.0% for the quarter ended March 31, 2004. Operating expenses as a percentage of sales were 33.8% compared to 28.1% for the first quarter of 2004.

Peter van Stolk, President and C.E.O. stated, “We were pleased with our ability to drive strong top line gains, despite the comparison from a year ago due to the launch of Starbucks. During the quarter we continued to make investments in selling, general and administration expenses, as well as the creation of new products, to better position the company for the future. As we head into our key selling season, we are extremely optimistic about our prospects and remain committed to fully capitalizing on our growing position as a lifestyle brand.”

“With the summer selling period upon us, we are excited with our Target business and the addition of the new flavors that are currently being launched. Sugar-Free Green Apple, Sugar-Free Cola, Berry Lemonade, as well as Twisted Lime and Watermelon are ideally suited towards the taste profile of the Target consumer, with the addition of more sugar frees as well as unique, fun Jones flavors.” Mr. van Stolk further commented, “our relationship is flourishing and each day the opportunities continue to broaden. We are confident about Target’s commitment to maximizing this unique partnership and we expect to see the real potential begin to surface over the next few quarters.”

Mr. van Stolk continued, “During the quarter, we announced a licensing agreement with The Kroger Co., the second largest grocery chain with over 2,500 stores across the United States. The introduction of Jones Frozen Soda Pops helps us further expand our product mix and underscores our ability to leverage our brands into new non-beverage categories. Most importantly, it strengthens our relationship with Kroger which should allow us to increase our overall penetration within this powerful retailer. We are also very excited about the upcoming launch of our Jones Organics. This new initiative gives us an entrée into the large, rapidly growing, high margin organic tea market segment. It also helps us further diversify our business and provides us with another meaningful growth vehicle into the future.”

Mr. van Stolk concluded, “Over the past several years we have successfully expanded our brands, products and distribution channels to become a more well-balanced company, both operationally and financially. At the same time, we have upgraded our infrastructure and improved our platform to support future growth. Looking ahead, we are confident that the Jones brand is a lifestyle brand, with consumer appeal that will allow us to continue to grow in all key areas that will provide positive momentum and long-term value to our shareholders.”

Headquartered in Seattle, Washington, Jones Soda Co. manufactures its Jones Soda, Jones Naturals, Jones Energy and Whoopass brands and sells through its distribution network in select markets across North America. A leader in the premium soda category, Jones is known for its innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers and everywhere you’d never expect to find a soda.

This press release contains forward-looking statements and projections concerning the Company’s plans, strategies, expectations, predictions and financial projections concerning the Company’s future activities and results of operations and other future events or conditions, and are ”forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “anticipate,” “may,” “will,” “plan,” “intend,” “estimate,” “could,” and other similar expressions are intended to identify these forward-looking statements. In particular, statements in this release regarding potential growth opportunities, working capital and cash flow management, operational and expense controls, future profitability and results of operations are forward looking. Statements in this press release, and elsewhere, that look forward in time or include anything other than historical information involve risks and uncertainties that may affect the Company’s actual results of operations. These statements by the Company are subject to certain risks, including, among others, future demand for its products and brand, competition from other businesses providing similar products, the ability to maintain profitability and control expenses and the Company’s ability to successfully execute its business strategy. These and other risks and uncertainties are discussed in more detail in the Company’s periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which are available at the SEC website at www.sec.gov.

(See attached Exhibits)
JONES SODA CO.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited — $US)

	Three Months Ended
	March 31,
	2005	2004
Revenue	$6,874,176	$5,802,247
Cost of Goods Sold	4,643,185	3,888,661
Gross Profit	$2,230,991	$1,913,586
Gross Margin	32.5%	33.0%
Licensing Revenue	$103,548	—
Operating Expenses:
Promotion and Selling	1,581,272	1,108,411
General & Admin.	689,500	474,819
Depreciation & Amortization	49,399	43,151
Non-cash stock compensation	4,884	3,305

	2,325,056	1,629,686

Income from Operations	9,483	283,900
Other income	7,445	3,157
Earnings	$16,928	$287,057

Earnings per share:
Basic	$0.00	$0.01
Diluted	$0.00	$0.01

Weighted average number of common stock:
Basic	21,124,970	20,322,707
Diluted	22,324,486	21,885,412

JONES SODA CO.
CONSOLIDATED BALANCE SHEET
(Unaudited — $US)

	Mar. 31, 2005	Dec. 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	595,780	333,533
Accounts Receivable	3,619,393	2,834,882
Inventory	3,448,128	3,550,595
Prepaid Expenses	319,655	399,779

	$7,982,956	$7,118,789
Capital Assets	660,360	682,439
Intangible Assets	46,128	49,444

	$8,689,444	$7,850,672

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Bank indebtedness	—	480,285
Accounts payable and accrued liabilities	3,661,181	2,745,602
Current portion of capital lease obligations	63,549	63,549
Current portion of deferred revenue	50,000	50,000
	$3,774,730	$3,339,436
Capital Lease Obligations	96,813	113,509
Deferred Revenue	37,500	50,000
Shareholders’ Equity	4,780,401	4,347,727

	$8,689,444	$7,850,672

For further information, contact:
Jennifer Cue, Jones Soda Co.
(206) 624-3357 or jencue@jonessoda.com

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